THIRD AMENDMENT

TO

PATRIOT TRANSPORTATION HOLDING, INC.

2014 EQUITY INCENTIVE PLAN

WHEREAS, Patriot Transportation Holding, Inc. (the “Company”) maintains the Patriot Transportation Holding, Inc. 2014 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company issued an extraordinary dividend to its shareholders of $3.00 per share, which was paid on December 30, 2020 to shareholders of record as of the close of business on December 17, 2020 (the “Dividend”); and

WHEREAS, Section 11 of the Plan provides that the Board of Directors of the Company (the “Board”) will adjust Awards granted under the Plan and the maximum number of shares of Common Stock subject to the Plan set forth in Section 4 of the Plan in the event of any extraordinary dividend, stock split, extraordinary corporate transaction or other relevant change in capitalization to the extent necessary to preserve the economic intent of such Awards; and

WHEREAS, in connection with the Dividend, the Board made adjustments to certain Awards made under the Plan, as required under Section 11;

WHEREAS, in connection with the foregoing, the Board desires to amend Section 4 of the Plan to authorize an additional 189,792 shares of Common Stock to be available for the grant of Awards under the Plan;

NOW, THEREFORE, the Plan is hereby amended effective as of February 9, 2021 (the “Effective Date”), as follows:

1.	Section 4.1 of the Plan is hereby replaced in its entirety by the following:

4.1	Subject to adjustment in accordance with Section 11, a total of 940,951 shares of Common Stock shall be available for the grant of Awards under the Plan; provided that, no more than 50,000 shares of Common Stock may be granted as Incentive Stock Options. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

2.	Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by a duly authorized officer, effective as of the Effective Date.

PATRIOT TRANSPORTATION HOLDING, INC.

By: /s/ Robert E. Sandlin

Robert E. Sandlin

President & Chief Executive Officer